Exhibit 10.27

RACKSPACE TECHNOLOGY, INC.

Equity Incentive Plan1

[1]	Conformed Copy. Reflects amendments through the date of pricing of Rackspace Technology, Inc.’s initial public offering.

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the Rackspace Technology, Inc. Equity Incentive Plan (the “Plan”) is (a) to further the growth and success of Rackspace Technology, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as hereinafter defined) by enabling directors and employees of, and consultants to, the Company and its Subsidiaries to acquire Shares (as hereinafter defined), thereby increasing their personal interest in such growth and success, and (b) to provide a means of rewarding outstanding performance by such persons for the Company and/or its Subsidiaries. Awards granted under the Plan (the “Awards”) shall be options to purchase Shares (“Options”) (which Options may be either incentive stock options (“ISOs”) intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NSOs”) to purchase Shares), “sweet equity” Shares that are subject to certain vesting and other restrictions (“Restricted Stock”) and Restricted Stock Units (as defined below). An Award may consist of only Options, only Restricted Stock, only Restricted Stock Units or a combination of Options and/or Restricted Stock and/or Restricted Stock Units. In this Plan, the terms “Parent” and “Subsidiary” mean “Parent Corporation” and “Subsidiary Corporation,” respectively, as such terms are defined in Sections 424(e) and (f) of the Code. Unless the context otherwise requires, any ISO or NSO is referred to in this Plan as an “Option.”

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Adoption Agreement” has the meaning set forth in Section 5.10 hereof.

“Affiliate” has the meaning set forth in the Investor Rights Agreement.

“Apollo” means, collectively, the investment funds managed, sponsored or advised by Apollo Management VIII, L.P. A reference to a member of Apollo is a reference to any such investment fund.

“Award” has the meaning set forth in Article I hereof.

“Award Agreement” means any writing setting forth the terms of an Award that has been duly authorized and approved by the Committee.

“Cause” when used in connection with the Termination of Relationship of a Participant, shall have the same meaning ascribed to such term in any Service Agreement, or, if no such Service Agreement containing a definition of “Cause” is then in effect, it shall mean the following, unless the applicable Award Agreement states otherwise: (i) the Participant’s conviction of, or plea of nolo contendere to, any felony or other crime involving either fraud or a breach of Participant’s duty of loyalty with respect to the Company or any Subsidiaries or other Affiliates thereof, or any of its customers or suppliers, (ii) the Participant’s substantial and repeated failure to perform duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within fifteen (15) days, (iii) the Participant’s fraud, misappropriation, embezzlement, or material misuse of funds or property belonging to the Company or any of its Subsidiaries or Affiliates, (iv) the Participant’s violation of the written policies of the Company or any of its Subsidiaries or Affiliates, or other misconduct in connection with the performance of his or her duties that in either case results in material injury to the Company or any of its Subsidiaries or Affiliates, after written notice thereof and failure to cure within fifteen (15) days, to the extent curable, (v) the Participant’s breach of any Service Agreement that results in material injury to the Company or any of its Subsidiaries or Affiliates, and failure to cure such breach within fifteen (15) days after written notice, or (vi) the Participant’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within fifteen (15) days after the Participant becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which the Participant is subject, if any. Notwithstanding anything to the contrary herein or elsewhere, if, within six (6) months subsequent to a Participant’s Termination of Relationship for any reason other than by the Company for Cause, the Company discovers facts that such Participant’s Termination of Relationship could have been for Cause, such Participant’s Termination of Relationship will be deemed to have been for Cause for all purposes, and such Participant will be required to disgorge to the Company all amounts received under this Plan, any Award Agreement or otherwise that would not have been payable to such Participant had such Termination of Relationship been by the Company for Cause.

“Change in Control” means the occurrence of either of the following: (i) (A) Apollo and its Affiliates (the “Apollo Holders”) cease to be the beneficial owners, directly or indirectly, of a majority of the combined voting power of the outstanding securities of the Company or Rackspace Hosting, Inc. (“Rackspace”); and (B) a person, entity or group other than the Apollo Holders becomes the direct or indirect beneficial owner of a percentage of the combined voting power of the outstanding securities of the Company or Rackspace that is greater than the percentage of the combined voting power of the outstanding securities of such entity that is beneficially owned directly or indirectly by the Apollo Holders; or (ii) sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to a person, entity or group other than the Apollo Holders; provided, however, that a mere initial public offering or a merger or other acquisition or combination transaction after which the Apollo Holders retain control or shared control of the Company or Rackspace, or have otherwise not sold or disposed of more than 50% of its direct or indirect investment in the Company or Rackspace as of November 3, 2016 in exchange for cash or marketable securities, will not result in a Change in Control; provided, further, that following an initial public offering, the above clause (i) shall be deleted and replaced with: “a person, entity or group other than Apollo and its Affiliates (the “Apollo Holders”) becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the outstanding securities of the Company or Rackspace, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the outstanding securities of such entity that is beneficially owned directly or indirectly by the Apollo Holders.

“Code” has the meaning set forth in Article I hereof.

“Commission” means the Securities and Exchange Commission and any other Governmental Authority at the time administering the Securities Act.

“Committee” has the meaning set forth in Section 3.1 hereof.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in Article I hereof.

“Company Group” means the Company and its Subsidiaries.

“Data” has the meaning set forth in Section 9.5 hereof.

“Disability,” when used in connection with the Termination of Relationship of a Participant, shall have the same meaning ascribed to such term (or words of like import) in any Service Agreement, or, if no such Service Agreement containing a definition of “Disability” is then in effect, it shall mean the following, unless the applicable Award Agreement states otherwise: a finding by the Committee of the Participant’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his or her inability to perform the essential functions of his or her position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

“Disqualifying Disposition” has the meaning set forth in Article XIV hereof.

“Dividend Equivalent” has the meaning set forth in Section 7.6 hereof.

“Effective Date” has the meaning set forth in Article X hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” has the meaning set forth in Section 3.1 hereof.

“Fair Market Value” means the fair market value of a Share as determined by the Committee.

“Governmental Authority” shall mean any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.

“Investor Rights Agreement” means the Rackspace Technology, Inc. Management Investor Rights Agreement, dated as of April 7, 2017, among the Company, AP VIII Inception Topco, L.P. and the holders party thereto, as it is amended, supplemented or restated from time to time.

“ISOs” has the meaning set forth in Article I hereof.

“Notice” has the meaning set forth in Section 5.10 hereof.

“NSOs” has the meaning set forth in Article I hereof.

“Option” has the meaning set forth in Article I hereof.

“Option Price” has the meaning set forth in Section 5.6 hereof.

“Option Shares” has the meaning set forth in Section 5.10(b) hereof.

“Participant” has the meaning set forth in Section 4.1 hereof.

“Person” has the meaning set forth in the Investor Rights Agreement.

“Plan” has the meaning set forth in Article I hereof.

“Purchase Price” has the meaning set forth in Section 6.1 hereof.

“Reserved Shares” means the number of shares of Common Stock approved by the Committee from time to time for issuance hereunder.

“Restricted Stock” has the meaning set forth in Article I hereof.

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means a written employment agreement, consultancy agreement, directorship agreement or similar services agreement or offer letter between a Participant and any member of the Company Group.

“Shares” means shares of Common Stock.

“Subsidiary” has the meaning set forth in the Investor Rights Agreement.

“Termination Date” means the tenth anniversary of the Effective Date.

“Termination of Relationship” means (a) if the Participant is an employee of the Company or any Subsidiary, the termination of the Participant’s employment relationship with the Company and its Subsidiaries for any reason; (b) if the Participant is a consultant to the Company or any Subsidiary, the termination of the Participant’s consulting relationship with the Company and its Subsidiaries for any reason; and (c) if the Participant is a director of the Company or any Subsidiary, the termination of the Participant’s service relationship with the Company or Subsidiary for any reason; provided, that there shall be no “Termination of Relationship” in situations where the Participant, in agreement with the Company or its Affiliates, around the same time enters into a new employment or service agreement with the Company or any of its Affiliates or takes up a director mandate in the Company or any of its Affiliates or continues another existing employment or service agreement or director mandate with/in the Company or any of its Affiliates.

“Vested Options” means Options that have vested in accordance with the applicable Award Agreement.

“Vested Restricted Stock Units” means Restricted Stock Units that have vested in accordance with the applicable Award Agreement.

ARTICLE III

ADMINISTRATION OF THE PLAN; SHARES SUBJECT TO THE PLAN

3.1	Committee.

Prior to the date of the Company’s initial public offering of its common stock to the public pursuant to an effective registration statement under the Securities Act (the “IPO Date”), the Plan was administered by, and all Awards under the Plan were authorized by, the Executive Committee of the Board of Directors of the Company (the “Executive Committee”) or such other committee that has been authorized to administer the Plan. As from the IPO Date, with respect to Awards outstanding as of such date, the Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee that has been authorized by the Board to administer the Plan (either such committee, the “Committee”), provided that the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to non-employee directors and, with respect to such Awards, the term “Committee” as used in the Plan and any Award Agreement shall be deemed to refer to the Board.

3.2	Procedures.

The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan.

3.3	Interpretation.

Except as may otherwise be expressly reserved to the Committee as provided herein, and with respect to any Award, except as may otherwise be provided in the Award Agreement evidencing such Award, the Committee shall have all powers with respect to the administration of the Plan, including the interpretation of the provisions of the Plan and any Award Agreement (including, without limitation, whether any particular Termination of Relationship is for Cause), and all decisions of the Committee, as the case may be, shall be reasonable and made in good faith and shall be conclusive and binding on all Participants in the Plan.

3.4	Binding Determinations.

Any action taken by, or inaction of, the Company, the Committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all Persons. Any interpretations, decisions or determinations of the Committee need not be the same with respect to each Participant (whether or not such Participants are similarly situated). Neither the Company nor the Committee, nor any member thereof or Person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award), and all such Persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.5	Reliance on Experts.

In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation.

The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or Affiliates or to third parties.

3.7	Number of Shares.

Subject to the provisions of Article VIII (relating to adjustments upon changes in capital structure and other corporate transactions), an aggregate of 1,370,679 Shares shall be Reserved Shares hereunder; provided, however, in the event that the Fair Market Value of the Underlying Option Shares is less than $100.00 the number of Reserved Shares referred to in this sentence will be automatically, and without any further action of the Committee, be increased by that number of shares equal to the difference between (i) $20,000,000 divided by the then Fair Market Value of the Underlying Option Shares, and (ii) 200,000. In each fiscal year of the Company beginning with fiscal 2017, the Reserved Shares shall increase on each day that an Option is granted by the number of Shares subject to the Options granted on such date (the “Underlying Option Shares”), provided, that no additional Shares shall be added to the Reserved Shares for a fiscal year once the aggregate Fair Market Value of the Underlying Option Shares (determined as of the applicable date of grant) equals $50,000,000 (or $57,000,000 for fiscal years 2017 and 2018) (the “Annual Increase”). The maximum number of Shares that may be delivered in respect of ISOs shall equal 1,020,081 Shares; provided, that in each fiscal year of the Company beginning with fiscal 2017, the number of Shares available for delivery in respect of ISOs shall increase by the lesser of the Annual Increase and 50,000 Shares. Shares that are subject to or underlie Awards granted under the Plan that expire or for any reason are canceled or terminated, are forfeited, are repurchased, fail to vest or for any other reason are not issued or delivered under the Plan will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Awards under the Plan.

ARTICLE IV

ELIGIBILITY; AWARD AGREEMENTS

4.1	General.

Awards may be granted under the Plan only to Persons who are employees or directors of, or consultants to, the Company or any of its Subsidiaries on the date of grant. A Person’s eligibility to be granted an Award under the Plan is not a commitment that any Award will be granted to that Person under the Plan. Each Person to whom an Award is granted under the Plan is referred to herein as a “Participant.”

4.2	Exceptions.

Notwithstanding anything contained in Section 4.1 to the contrary, no ISO may be granted under the Plan to an employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent, if any, or any of its Subsidiaries, unless (a) the Option Price of the Shares subject to such ISO is fixed at not less than 110% of the Fair Market Value of such Shares on the date of the grant (as determined in accordance with the definition thereof), and (b) such ISO by its terms is not exercisable after the expiration of five years from the date on which it is granted.

4.3	Award Agreements.

Each Award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Committee. The Award Agreement shall contain the terms established by the Committee for that Award, as well as any other terms, provisions, or restrictions that the Committee may impose on the Award or any Shares subject to the Award, in each case subject to the applicable provisions and limitations of the Plan. The Committee may require that the spouse of any married recipient of an Award also promptly execute and return to the Company the Award Agreement evidencing the Award granted to the recipient or such other spousal consent form that the Committee may require in connection with the grant of the Award.

ARTICLE V

OPTIONS

5.1	General.

Options may be granted under the Plan at any time and from time to time on or prior to the Termination Date; provided that (a) Options granted to employees of the Company or any of its Subsidiaries shall be, in the discretion of the Committee, either ISOs or NSOs on the date of the grant and (b) Options granted to consultants and non-employee directors shall be NSOs. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Options under the Plan) to whom Options shall be granted;

(b) The time or times at which Options shall be granted; and

(c) The number of Shares for which an Option may be exercisable.

5.2	Option Terms.

Each Option granted under the Plan shall be designated as an ISO or an NSO and shall be subject to the terms and conditions applicable to ISOs and/or NSOs (as the case may be) set forth in the Plan. Each Option shall specify the number of Shares for which such Option shall be exercisable and the exercise price for such Shares. In addition, each Option shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

5.3	Vesting.

The Committee shall determine whether and to what extent any Options that are exercisable for Shares are also subject to vesting based upon the Participant’s continued service to, and/or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

5.4	Date of Grant.

The date of grant of an Option under this Plan shall be the date as of which the Committee approves the grant.

5.5	Shares Subject to Options.

Options shall be granted to purchase a specified number of Shares not to exceed, in the aggregate, the Reserved Shares. Options may be exercisable for whole Shares only.

5.6	Option Price.

The price (the “Option Price”) at which each Share underlying an Option may be purchased shall be determined by the Committee and set forth in the Award Agreement; provided, however, that in the case of an ISO, such Option Price shall in no event be less than 100% (or 110% if Section 4.2 hereof is applicable) of the Fair Market Value of the Shares on the date of the grant.

5.7	Automatic Termination of Options.

Each Option granted under the Plan shall terminate automatically and shall become null and void and be of no further force or effect upon such date or dates set forth in the applicable Award Agreement, consistent with the terms of this Plan. Any Shares that are not acquired as a result of an Option’s expiration without being fully exercised shall be available for award by the Committee to another eligible Person.

5.8	Limitations on ISOs; Notice to Participants Granted ISOs.

In accordance with Section 422(d) of the Code, to the extent that the aggregate Fair Market Value of all stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such ISOs shall be treated as NSOs.

5.9	Payment of Option Price.

Payment of the Option Price, and satisfaction of any applicable withholding taxes, may be made by one or more of the following methods: (i) cash, wire transfer of immediately available funds, check, or other instrument acceptable to the Committee; (ii) pursuant to rules and procedures established by the Company from time to time, through the delivery of irrevocable instruments to a broker to sell all or a portion of the Shares being purchased and deliver promptly to the Company an amount equal to the aggregate Option Price for such Shares; (iii) if permitted by the Committee, having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise of the Option a number of Shares with a Fair Market Value that does not exceed the aggregate Option Price; (iv) if permitted by the Committee, a surrender of other Shares which shall have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the Shares; or (v) a combination of (i), (ii), (iii) and (iv) above. For purposes of the foregoing, the “Fair Market Value” of the Shares on the applicable date will be determined as follows: (1) if the Common Stock is listed on a national securities exchange, the closing sales price of a share of Common Stock reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (2) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

The Company reserves the right to restrict the available methods of payment to the extent it determines in its sole discretion that such restriction is required to comply with applicable laws with regard to the acquisition and issuance of the Shares or desirable for the administration of the Plan, or to otherwise modify the available methods of payment to the extent permitted under the terms of the Plan, provided that the Committee shall approve in advance any withholding or surrender of Shares from or by a Participant who is subject to Section 16 of the Exchange Act.

5.10	Notice of Exercise.

A Participant (or other Person, as provided in Section 9.2) may exercise an Option (for the Shares represented thereby) in whole or in part (but for the purchase of whole Shares only), as provided in the Award Agreement evidencing his or her Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:

(a) That the Participant elects to exercise the Option;

(b) The number of Shares with respect to which the Option is being exercised (the “Option Shares”);

(c) The method of payment for the Option Shares (which method must be available to the Participant under the terms of his or her Award Agreement);

(d) The date upon which the Participant desires to consummate the purchase (which date must be prior to the termination of such Option);

(e) A copy of any election filed or intended to be filed by the Participant with respect to such Option Shares pursuant to Section 83(b) of the Code; and

(f) Any additional provisions consistent with the Plan as the Committee may from time to time require.

The exercise date of an Option shall be the date on which the Company receives the Notice from the Participant. The Participant shall also execute any other documentation as reasonably required by the Committee. Unless otherwise determined by the Committee and notwithstanding anything to the contrary in any Award Agreement, the Participant shall not be required to become a party to the Investor Rights Agreement upon exercise of the Option and any provisions in any Award Agreement relating to such Investor Rights Agreement (or Adoption Agreement to such agreement) shall no longer apply.

5.11	Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant (or such other Person exercising the Option in accordance with the provisions of Section 9.2), for the securities purchased upon exercise of an Option as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such securities; provided that the Company may elect to not issue any fractional Shares upon the exercise of any Options (determining the fractional Shares after aggregating all Shares issuable to a single holder as a result of an exercise of an Option for more than one Share) and in lieu of issuing such fractional Shares, shall pay the Participant the Fair Market Value thereof. Neither the Participant nor any Person exercising an Option in accordance with the provisions of Section 9.2 shall have any privileges as a stockholder of the Company with respect to any Shares subject to an Option granted under the Plan until the date of issuance of stock certificates pursuant to this Section 5.11. Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the exercise of Options if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1	General.

Restricted Stock may be granted or sold under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Restricted Stock under the Plan) to whom Restricted Stock Awards shall be granted or sold;

(b) The time or times at which Restricted Stock shall be granted or sold;

(c) The number of Shares covered by a Restricted Stock Award; and

(d) The per-Share purchase price, if any, for the Shares of Restricted Stock (the “Purchase Price”).

6.2	Restricted Stock Award Terms.

Each Restricted Stock Award shall specify the number of Shares covered thereby and the purchase price, if any, for such Shares. In addition, each Restricted Stock Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

6.3	Vesting.

The Committee shall determine whether and to what extent any Shares covered by Restricted Stock Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

6.4	Payment of Purchase Price.

The Purchase Price, if any, for the Shares of Restricted Stock shall be determined by the Committee and set forth in the Award Agreement. A Participant shall pay the Purchase Price for the Shares of Restricted Stock in United States currency by cash or personal or certified check payable to the Company in an amount equal to the aggregate Purchase Price of the Shares covered by the Restricted Stock Award. In the event that the Participant files an election under Section 83(b) of the Code in connection with the purchase of the Restricted Stock, the Participant must promptly provide a copy of such election to the Secretary of the Company.

6.5	Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities purchased or granted pursuant to a Restricted Stock Award as soon as practicable after the grant of the Award and receipt of the payment, if any, of the aggregate Purchase Price for such securities until the date of issuance of stock certificates pursuant to this Section 6.5. The Company may require that any stock certificates issued in respect of Shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the Restricted Stock Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). Unless otherwise determined by the Committee and notwithstanding anything to the contrary in any Award Agreement, the Participant shall not be required to become a party to the Investor Rights Agreement in order to have privileges as a stockholder of the Company with respect to any Shares covered by a Restricted Stock Award and any provisions in any Award Agreement relating to such Investor Rights Agreement (or Adoption Agreement to such agreement) shall no longer apply.

6.6	Dividends.

Participants holding Shares of Restricted Stock shall be entitled to all ordinary cash dividends paid with respect to such Shares, unless otherwise provided by the Committee in the applicable Award Agreement. In addition, unless otherwise provided by the Committee, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but in no event later than the end of the calendar year in which the dividends are paid to holders of the Common Stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to the holders of the Common Stock, and (B) the date the dividends are no longer subject to forfeiture.

ARTICLE VII

RESTRICTED STOCK UNIT AWARDS

7.1	General.

Restricted Stock Units may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Restricted Stock Units under the Plan) to whom Restricted Stock Unit Awards shall be granted;

(b) The time or times at which Restricted Stock Units shall be granted and the settlement date for such Restricted Stock Units; and

(c) The number of Shares with respect to which a Restricted Stock Unit Award relates.

7.2	Restricted Stock Unit Award Terms.

Each Restricted Stock Unit Award shall specify the number of Restricted Stock Units covered thereby and the settlement date for such Restricted Stock Units. In addition, each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

7.3	Vesting.

The Committee shall determine whether and to what extent the Restricted Stock Unit Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the attainment of specified performance goals.

7.4	Settlement.

Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount of cash or other property equal to the Fair Market Value of a Share on the settlement date, as provided in the applicable Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code and other applicable law.

7.5	Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities issued pursuant to a Restricted Stock Unit Award as soon as practicable after the settlement of the Award and the issuance of such securities. The Participant shall not have any privileges as a stockholder of the Company, including any voting rights, with respect to any Shares underlying Restricted Stock Unit Awards granted under the Plan prior to the settlement date and until the date of issuance of stock certificates pursuant to this Section 7.5. Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the settlement of a Restricted Stock Unit Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). Unless otherwise determined by the Committee and notwithstanding anything to the contrary in any Award Agreement, the Participant shall not be required to become a party to the Investor Rights Agreement in connection with the settlement of a Restricted Stock Unit Award and any provisions in any Award Agreement relating to such Investor Rights Agreement (or Adoption Agreement to such agreement) shall no longer apply.

7.6	Dividend Equivalents.

To the extent provided by the Committee in the applicable Award Agreement, a grant of Restricted Stock Units may provide a Participant with the right to receive the equivalent value (in cash or in Shares) of ordinary cash dividends paid with respect to the Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in Shares and/or cash or other property and will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they were are paid, as determined by the Committee, subject, in each case, to such terms and conditions as the Committee shall establish and set forth in the applicable Award Agreement.

ARTICLE VIII

ADJUSTMENTS

8.1	Changes in Capital Structure.

If the Common Stock is changed (including as to its value) by reason of a stock split, reverse stock split, or stock combination, stock dividend or distribution, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, or in connection with extraordinary cash dividends on the Common Stock, the Committee shall make such adjustments in the number and class of shares of stock available under the Plan as shall be necessary, in the Committee’s good faith discretion, to preserve for a Participant rights substantially proportionate to his or her rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such rights), including, without limitation, a corresponding adjustment changing the number and class of shares allocated to, and the Option Price or Purchase Price of, each Award or portion thereof outstanding at the time of such change. Notwithstanding anything contained in the Plan to the contrary, in the case of ISOs, no adjustment under this Section 8.1 shall be appropriate if such adjustment (a) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder, or (b) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered the adoption of a new plan requiring stockholder approval. The Company will not, in any event, permit the exercise price of any Option to be less than the par value of the Common Stock.

8.2	Special Rules.

The following rules shall apply in connection with Section 8.1 above:

(a) No adjustment shall be made for cash dividends (except as described in Section 8.1) or the issuance to stockholders of rights to subscribe for additional Shares or other securities; and

(b) Any adjustments referred to in Section 8.1 shall be made by the Committee in its reasonable discretion and shall, absent manifest error, be conclusive and binding on all Persons holding any Awards granted under the Plan.

8.3	Deemed Repurchase and Come-Along Rights.

(a) Without limiting the application of any provisions of the Investor Rights Agreement, and without regard to whether a Participant is already a party to the Investor Rights Agreement, upon the occurrence of any event that would give rise to a Repurchase Right (as defined in the Investor Rights Agreement) or a Come-Along Right (as defined in the Investor Rights Agreement), in each case to which Shares underlying an Option or Restricted Stock Unit would have been subject had such Option been exercised, or such Restricted Stock Unit been settled, as applicable, and had the Participant been delivered such Shares, immediately prior thereto, the Company or its designee may, but shall not be obligated to, cancel all or any portion of the Subject Awards (as defined below) for an amount of consideration equal to the consideration that would have been paid to a holder of the Shares underlying such Subject Awards in connection with the exercise of such Repurchase Right or Come-Along Right, as applicable, under the Investor Rights Agreement, less applicable tax withholding (and in the case of Options, less the Option Price thereof, and in the event that such amount would be equal to or less than zero, such Option may be canceled for no consideration); provided, that if necessary to comply with Section 409A of the Code, such amount shall not be payable with respect to any Restricted Stock Unit until the earliest time permitted by Section 409A of the Code. As used herein, the term “Subject Award” means, with respect to an Award, the portion of such Award relating to the number of Shares that would be subject to such Repurchase Right or Come-Along Right had they been issued to the Participant holding such Award and outstanding immediately prior thereto. Such cancellation and payment may be effected pursuant to any arrangement deemed appropriate by the Committee.

(b) For the sake of clarity, notwithstanding the foregoing, the outstanding Options, Restricted Stock, and Restricted Stock Units shall otherwise be subject to such adjustments as determined by the Committee pursuant to Section 8.1. Further, in no event shall the failure of the Company or its designee to exercise its rights under this Section 8.3 in connection with a Repurchase Right or Come-Along Right prejudice any of the Company’s or its designee’s rights under the Investor Rights Agreement with respect to either (i) any other Shares held by any Participant that may be subject to such Repurchase Right or Come-Along Right or (ii) any Shares issued to a Participant in the future upon exercise or settlement of any Subject Award that may in the future be subject to a future Repurchase Right or Come-Along Right.

ARTICLE IX

RESTRICTIONS ON AWARDS

9.1	Compliance With Securities Laws.

No Awards shall be granted under the Plan, and no securities shall be issued and delivered pursuant to Awards granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable registration, listing and/or qualification requirements under any applicable law and all other requirements of law or of any regulatory agencies having jurisdiction.

The Committee in its discretion may, as a condition to the delivery of any Shares pursuant to any Award granted under the Plan, require a Participant (a) to represent in writing that the securities received pursuant to such Award are being acquired for investment and not with a view to distribution and (b) to make such other representations and warranties as are deemed reasonably appropriate by the Company. Stock certificates representing securities acquired under the Plan that have not been registered under the Securities Act shall, if required by the Committee, bear the legends as may be required by the Investor Rights Agreement and Award Agreement evidencing a particular Award.

9.2	Nonassignability of Awards.

No Award granted under this Plan shall be assignable or otherwise transferable by the Participant, except by will or by the laws of descent and distribution or as otherwise set forth in an Award Agreement. An Award may be exercised during the lifetime of the Participant only by the Participant. If a Participant dies, his or her Awards shall thereafter be exercisable, during the period specified in the applicable Award Agreement (as the case may be), by his or her executors or administrators to the full extent (but only to such extent) to which such Awards were exercisable by the Participant at the time of his or her death.

9.3	No Evidence of Employment or Other Service Relationship; No Rights to Future Awards.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or other service relationship with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or other service relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. The grant of Awards under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of an Award does not form part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or any Subsidiary.

9.4	Provisions for Foreign Participants – In General.

The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

9.5	Data Privacy.

As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have data privacy laws and protections that are different from those of the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

ARTICLE X

EFFECTIVE DATE OF THE PLAN

This Plan shall become effective on the date of its adoption by the Executive Committee (the “Effective Date”); provided, however, that no ISO shall be exercisable by a Participant unless and until the Plan shall have been approved by the stockholders of the Company in accordance with the provisions of its Certificate of Incorporation and By-laws, which approval shall be obtained by a simple majority vote of stockholders, voting either in person or by proxy, at a duly held stockholders’ meeting, or by written consent, within twelve months before or after the adoption of the Plan by the Executive Committee.

ARTICLE XI

TERMINATION OF THE PLAN

No Awards may be granted after the Termination Date. Any Awards outstanding as of the Termination Date shall remain in effect in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

ARTICLE XII

AMENDMENT OF PLAN

The Plan may be modified or amended in any respect by the Committee with the prior approval of the Executive Committee; provided, however, that the approval of the holders of a majority of the votes that may be cast by all of the holders of shares of Common Stock entitled to vote (voting together as a single class, with each such holder entitled to cast one vote per share held by such holder) shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated by the Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder. Notwithstanding the foregoing, the Plan may not be modified or amended with respect to any existing Award Agreement without the consent of such Participant if such change would materially impair the rights of such Participant.

ARTICLE XIII

CAPTIONS

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

ARTICLE XIV

DISQUALIFYING DISPOSITIONS

If securities acquired by exercise of an ISO granted under this Plan are disposed of within two years following the date of grant of the ISO or one year following the issuance of the securities to the Participant (a “Disqualifying Disposition”), the holder of such securities shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

ARTICLE XV

WITHHOLDING TAXES

Whenever any taxes are required by law to be withheld in connection with Shares delivered to a Participant pursuant to Awards under the Plan (including, without limitation, upon exercise of an NSO (or an exercise of an ISO that will be taxed as an NSO)), such Participant shall remit or, in appropriate circumstances, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state, local and foreign withholding tax and employment tax requirements relating thereto. The Committee may, in its sole discretion, allow the Participant to satisfy the withholding tax obligations arising in connection with the delivery of such Shares pursuant to an Award under the Plan by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the amount required to be withheld, determined on the date that the amount of tax to be withheld is determined.

ARTICLE XVI

OTHER PROVISIONS

16.1	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion. Notwithstanding the foregoing, each ISO granted under the Plan shall include those terms and conditions that are necessary to qualify the ISO as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations thereunder and shall not include any terms or conditions that are inconsistent therewith.

16.2	Separability of Provisions.

If any particular provision of this Plan shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Plan or affecting the validity or enforceability of such provision in any other jurisdiction.

ARTICLE XVII

NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

ARTICLE XVIII

SECTION 409A OF THE CODE

It is intended that Awards granted under the Plan will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Plan and each Award Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing and notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code on such Participant’s separation from service (within the meaning of Section 409A of the Code) with the Company, the Participant shall not be entitled to any payments hereunder that would be treated as deferred compensation subject to Section 409A of the Code until the earlier of (i) the date which is six (6) months after his or her separation from service with the Company for any reason other than death and (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant following the Termination of Relationship that are not so paid by reason of this Article XVIII shall be paid as soon as practicable after the date that is six (6) months after the Participant’s separation from service with the Company (or, if earlier, the date of the Participant’s death). The provisions of this Article XVIII shall apply only if, and to the extent, required to comply with Section 409A of the Code. No provision of this Plan or any Award granted thereunder shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its Affiliates, employees or agents. Each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with payments and benefits provided in accordance with the terms of the Plan or Award Agreements (including any taxes and penalties under Section 409A of the Code), and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. For purposes of Section 409A of the Code, each payment that may be made under the Plan or any Award Agreement shall be designated as a separate and distinct payment for purposes under Section 409A of the Code and the applicable Treasury Regulations and guidance promulgated thereunder (including, without limitation, Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B)).

ARTICLE XIX

GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Awards granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction would ordinarily apply.

Each of the Company and, by acceptance of an Award, each Participant irrevocably (i) consents to submit itself, himself or herself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it, he, or she will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it, he, or she will not bring any action relating to the Plan, any Award Agreement, or any Award made thereunder in any court other than the courts of the State of Delaware, as described above. Each of the Company and, by acceptance of an Award, each Participant agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above, with respect to the Company, and to the addresses set forth in the ledgers of the Company, with respect to any Participant, shall be effective service of process for any suit or proceeding in connection with the Plan, any Award Agreement, or any Award made thereunder. Each of the Company and, by acceptance of an Award, each Participant hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the Plan, any Award Agreement, or any Award made thereunder, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Article XIX, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Plan, any Award Agreement, or any Award made thereunder may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Company or a Participant is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Company and, by acceptance of an Award, each Participant expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided, that the Company’s and any Participant’s consent to jurisdiction and service contained in this Article XIX is solely for the purpose referred to in this Article XIX and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

EACH OF THE COMPANY AND, BY ACCEPTANCE OF AN AWARD, EACH PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN, ANY AWARD AGREEMENT, OR ANY AWARD MADE THEREUNDER.

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As adopted by the Executive Committee of the Board of Directors of Inception Topco, Inc. on April 10, 2017.